Exhibit 10.10

SALES AND SUPPORT AGREEMENT

THIS SALES AND SUPPORT AGREEMENT (this "Agreement") effective as of Oct. 20, 2010 (the "Effective Date), by and between Eyes on the Go, Inc. (“Client”) and XANBOO, INC. ("Xanboo") (Client and Xanboo, each a "Party", and collectively, the "Parties").

1.     DEFINITIONS.

1.1.     "End User" means a customer of Client who agrees to the End User License Agreement, subscribes and pays for the Service, and uses the Website in connection therewith.

1.2     "service" means the service provided by Xanboo to End Users that allows End Users to remotely monitor the End User's homes or commercial structures through use of Xanboo's back-end software, which is accessed via the Website and connected over the Internet to the Gateway part of the System installed within the site to be monitored, such Gateway being wirelessly (or with Wires, as the case may be) connected to other Hardware Devices consisting of sensors and cameras installed within the site.

1.3     "Support Services" means the customary support services provided by Xanboo to End Users for the proper use of the System and Services.

1.4.     "Website" means the Xanboo website that is resident on a server operated by Xanboo, and whereby End Users access (albeit unknowingly) Xanboo's proprietary back-end software to enable use of the Service.

2.     SERVICE.

2.1.     Service. Subject to the terms and conditions of this Agreement, Xanboo hereby agrees to provide the Service, on behalf of Client, to the End Users. Xanboo will create arid maintain the Website through which End Users will access and utilize the Service based upon Client instructions.

2.2     System. Client shall purchase Systems from Xanboo, or from a Xanboo distributor, including Hardware Devices to be provided to End Users.

3.      SUPPORT.     During the Term of this Agreement Xanboo shall provide its customary Support Services to End Users during normal business hours. End Users shall be provided with a toll free number by Client to an interactive voice response system with options for (a) customer service, and (b) technical support. All technical support questions will be routed directly to Xanboo, and Xanboo shall use reasonable efforts to resolve all technical matters.

4.     MONTHLY END USER FEES. Client shall pay Xanboo monthly end user fees as set forth in Attachment A of this Agreement. No earlier than the first day of the second week of each month, Xanboo shall invoice Client the amount owed for the total number End Users to the Service for any part of the prior month, which invoices shall be due and payable by Client within thirty (30) days from the date of such invoice. Xanboo shall have no responsibility with respect to Client collecting fees from End Users.

5.     DATA STORAGE.      Xanboo shall provide each End User with up to 50 MB of data storage for video, sensor and other data resulting from use of the Service. Xanboo will provide an additional 250 MB of data storage to each End User who subscribes for the same and pays the additional data storage charge per month as set forth on Attachment A of this Agreement.

6.     MARKETING.      Client and Xanboo will apply reasonable efforts to work together to Market to Client End Users via Client website links and other methods as agreed upon by the Parties.

7.     CONFIDENTIALITY

7.1.     Confidential Information. Each Party acknowledges that it may have access to certain information that the other Party considers to be its confidential proprietary or non-public business information and/or trade secrets ("Confidential Information”) and agrees that it shall n (a) disclose, disseminate, or transfer such Confidential Information to any third party except as authorized by this Agreement; or (b) use Such Confidential Information for any purpose other than in connection with this Agreement. The Parties covenant and agree that each Party shall take the same measures, but in no event measures reflecting less than a reasonable degree of care, 'to protect the confidential nature of the Confidential Information disclosed to it by the other Party as it takes to protect its own trade secrets and other Confidential Information. Xanboo recognizes and acknowledges that all information regarding distributors, End Users, marketing vendors, pricing, cost structure and customers of Client is considered by Client to be confidential and proprietary, and shall be subject to the restrictions contained in the above paragraph.

7.2     Exceptions. There shall be no obligation of confidentiality with respect to any Information that (a) is publicly available, other than through a breach of this Agreement by the receiving party, (b) is developed by receiving party independently of, or was known by receiving party prior to, any disclosures made by the disclosing party to receiving party of such information; (c) is disclosed with written consent of the disclosing party; (d) is disclosed by the receiving party pursuant to an order of a court of competent jurisdiction or administrative agency, a validly enforceable subpoena or any other legal or administrative process; or (e) is disclosed by the receiving party in connection with any judicial or other proceeding involving either party relating to this Agreement; provided that, in the case of any proposed disclosure pursuant to clause (d) or (e), the receiving party will, to the extent permitted by applicable law, advise the disclosing party of the disclosure requirement and operate with the disclosing party in all reasonable respects in obtaining confidential treatment for the Confidential Information disclosed and, to the extent that disclosure of any portion of the Confidential Information is legally required and is not subject to a protective order, the Parties will furnish only that portion of the Confidential Information which is specifically required to be disclosed.

7.3     Return of Confidential Information. Upon the disclosing party's written request, the receiving party shall promptly return to the disclosing party or destroy, as directed by the disclosing party, all Confidential Information in its possession or under its control, as well as any documents that contain or relate to such Confidential Information.

8     TERM AND TERMINATION.

8.1     Unless earlier termination pursuant to Section8.2, the term of this Agreement (the "Term”) shall be for a period of (48) forty-eight months and shall renew for successive one year periods unless either party provides a written notice of termination at least ninety (90) days prior to the expiration of the then applicable Term.

8.2     This Agreement may be terminated prior to expiration (i) by either party, if the other party materially breaches this Agreement and does not cure such breach within thirty (30) days following written notice thereof from the non-breaching party (such notice and right of cure shall apply only if such breach may reasonably be cured within such thirty (30) day period); (ii) by Xanboo, If a representation or warranty of Client hereunder fails to be complete and accurate in all materials respects and Client does not cure such failure within (30) days following written notice thereof from Xanboo (which notice and right of cure shall apply only if such failure may reasonably be cured within such thirty (30) day period); (iii) if Client fails to purchase a minimum of 100 gateway a quarter after the first 12 months of signing the agreement (iv) by mutual written agreement.

8.3      Upon the effective date of termination or expiration of this Agreement for any reason, Client shall cease marketing and selling or otherwise using or offering access to the Services; provided, however, that End Users existing as of the termination or expiration (the "Grandfathered End Users") may continue to access the Service and Support Services for so long as such Grandfathered End Users continue to subscribe to the Service.

9.     INDEMNIFICATION.

9.1     Xanboo. Xanboo at its own expense, shall Indemnify, defend, and hold harmless Client and Client's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives from all demands claims, actions, causes of action, proceedings, assessments, damages, settlements. judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) (collectively, "'Damages" of every kind, resulting from an error, bug, or malfunction of any component of the System, or a failure of the Service, including a failure of encryption or security related to a captured image; provided, that, Xanboo shall have no obligations under this Section For Damages arising from the failure of Client to properly install the System Kit or Hardware Devices.

9.2     By Client. Client at its own expense, shall indemnify, defend and hold harmless Xanboo and Xanboo's affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives from all Damages of every kind, resulting from Client's failure to properly install the System Kit and Hardware Devices or Client's misrepresentation of Xanboo's description of the quality or nature of the Services.

10.     MISCELLANEOUS

10.1.      Notices. All notices required to be given under this Agreement and any communication sent with respect to this Agreement shall be given in writing at the addresses set forth as follows:

If to Client such notice shall be delivered to:

Eyes on the Go, Inc.
6223 60th Drive
Maspeth, NY 11278

If to Xanboo, such notice shall be delivered to:

Xanboo, Inc.
286 5th Avenue
New York, NY 10001 Attn: Bill Diamond

10.2.     Entire Agreement. This Agreement and the Attachments constitute the final written expression of all terms of the agreement relating to the Service described herein and supersedes all previous communications; representations, agreements, promises or statements, either oral or written, with respect to such transactions. No addition to or modification of any provision of this Agreement shall be binding unless made in writing and executed by the Parties.

10.3.     Governing Law. The rights and obligations of the Parties under this Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York, without giving effect to the conflict of law provisions thereof.

10.4.     Waiver of Jury Trial. EACH PARTY AGREES TO IRREVOCABLY WAIVE ITS RIGHT TO A JURY TRIAL. IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, STATUTE, TORT (SUCH AS NEGLIGENCE) OR OTHERWISE)) RELATING TO THIS AGREEMENT OR THE SERVICES.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representative as of the Effective Date.

XANBOO, INC.

By:	/s/ Bill Diamond
Name:	Bill Diamond	/s/ Blazej Kesy
Title:	CEO	Title: President

ATTACHMENT A

Xanboo Service Pricing

Description, Service Package	Dealer Price

Virtual Keypad, Device. Control w/ unlimited rnsgs/emails No Video	$2.50

Video w/50MB User Interface Storage. VK or No VK	$4.75

Video w/ 250MB User Interface Storage VK or no VK	$6.25